Exhibit 99.1

Tobira Therapeutics Announces Clinically and Statistically Significant Improvement in Liver Fibrosis from Phase 2b CENTAUR NASH Trial at One Year

--Company Plans to Initiate Phase 3 Study in 2017 Based on Cenicriviroc Meeting Potentially Registrational NASH Fibrosis Endpoint--

--No Difference Seen in Primary Endpoint, Improvement of NAFLD Activity Score--

--Conference Call to be Held Today at 8:30 a.m. Eastern Time--

SOUTH SAN FRANCISCO, Calif., July 25, 2016 – Tobira Therapeutics, Inc. (NASDAQ: TBRA), a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for non-alcoholic steatohepatitis (NASH) and other liver diseases, today announced results from CENTAUR, its Phase 2b clinical trial evaluating the efficacy and safety of cenicriviroc (CVC) for the treatment of NASH in 289 adults with liver fibrosis. Although the study did not meet its primary endpoint of a two-point reduction in the NAFLD Activity Score, CENTAUR did demonstrate a clinically and statistically significant improvement in fibrosis of at least one stage without worsening of NASH, one of two key secondary endpoints, after only one year of treatment. Regulators have recently identified this endpoint for Phase 3 studies to support a marketing application. CENTAUR is the first randomized study to evaluate this as a pre-specified endpoint.

“Liver fibrosis is the most important feature of NASH and is independently associated with key outcomes including long-term overall mortality, liver transplantation, and liver-related events,” said Scott L. Friedman, M.D., chief, Division of Liver Diseases, Icahn School of Medicine at Mount Sinai and CENTAUR study chairman. “The very favorable safety profile of CVC combined with the efficacy data underscore the potential of CVC to emerge as a treatment of fibrosis associated with NASH, at a time when there are no approved therapies yet for this growing epidemic.”

CENTAUR demonstrated that significantly more patients treated with CVC for one year saw an improvement in fibrosis by at least one stage without worsening of steatohepatitis compared to placebo (intent-to-treat population; 20% vs 10%, p=0.02). CVC showed anti-fibrotic activity across all three stages of fibrosis (F1-F3) as measured in this key secondary endpoint. The study did not meet the other key secondary endpoint, which was complete resolution of steatohepatitis. Patients remain on therapy in a blinded fashion and all endpoints will be evaluated again at year two of the study with a liver biopsy. All baseline and year one biopsies have been read in a blinded fashion as to study drug assignment by a central pathologist. The safety profile of CVC was comparable to placebo. The most commonly reported drug-related clinical adverse events of at least moderate severity in the CVC arm were fatigue (2.8%) and diarrhea (2.1%). Tobira plans to present detailed results from the CENTAUR study at a major upcoming medical conference.

Regulators have identified ‘improvement in fibrosis by at least one stage without worsening of steatohepatitis,’ or ‘complete resolution of steatohepatitis without worsening of fibrosis’ as two endpoints to support a marketing application. Achieving a two-point reduction in the NAFLD Activity Score is not considered a registrational endpoint.

“We designed the CENTAUR trial to explore a number of registrational and non-registrational endpoints and achieved statistical significance on the most clinically relevant1 – regression in fibrosis after only one year of treatment,” said Laurent Fischer, M.D., chief executive officer at Tobira. “These data exceeded our expectations and we plan to meet with regulators later this year to discuss the Phase 3 study design. The CENTAUR patient population is similar to the anticipated Phase 3 population, and we expect to initiate a global pivotal study in 2017 to confirm CVC’s anti-fibrotic activity to address this high unmet medical need.”

“In addition to showing a robust effect on fibrosis, these data support the rationale to develop CVC in combination with our second proprietary agent, evogliptin, which complements CVC’s mechanism of action by targeting metabolic abnormalities,” continued Dr. Fischer. “We plan to initiate a Phase 1 trial of CVC with evogliptin by year end.”

1.	Angulo, P. et al., “Liver Fibrosis, but No Other Histologic Features, is Associated with Long-term Outcomes of Patients with Non-alcoholic Fatty Liver Disease,” Gastroenterology 2015; 149: 389–397

About the CENTAUR Study

The CENTAUR study (NCT02217475) is a Phase 2b multinational, randomized, double-blind study comparing CVC to placebo for the treatment of NASH in adults with liver fibrosis. The trial enrolled 289 patients. The primary endpoint is the improvement of the NALFD activity score (> 2-point reduction with at least one-point reduction in lobular inflammation or hepatocellular ballooning grade) with no worsening of fibrosis stage, as measured at the one year time point. The key secondary endpoints are: ‘complete resolution of steatohepatitis and no worsening of fibrosis’ (worsening defined as progression of NASH CRN fibrosis stage) and ‘improvement in liver fibrosis by at least one stage with no worsening of steatohepatitis’ (no worsening of lobular inflammation or hepatocellular ballooning grade).

CENTAUR exclusively enrolled adults at increased risk of progression to cirrhosis. A total of 566 screening biopsies were performed. Of these more than 50% of patients screened had advanced fibrosis (F2-F4). Of the 289 patients enrolled the majority (67%) had moderate (F2) to severe fibrosis (F3).

About Cenicriviroc (CVC)

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer, or liver failure. Because of this unique mechanism of action, targeting two of the main engines driving NASH, CVC has the potential to play a differentiated role in the management of NASH and may form the cornerstone of NASH combination treatment strategies, both as a single agent and in combination with other agents targeting metabolic pathways. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis.

In addition to CENTAUR, CVC is also being evaluated in the PERSEUS study (identifier NCT02653625), a Phase 2 proof-of-concept study of CVC in patients with primary sclerosing cholangitis, a rare inflammatory liver disease.

About Non-Alcoholic Steatohepatitis (NASH)

NASH is a severe type of non-alcoholic fatty liver disease (NAFLD), which is characterized by the accumulation of fat in the liver with no other apparent causes. NASH occurs when the accumulation of liver fat is accompanied by inflammation and cellular damage. The inflammation can lead to fibrosis (scarring) of the liver and eventually progress to cirrhosis, portal hypertension, liver cancer, and eventual liver failure.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally, and is the fastest growing cause of liver cancer and liver transplant in the U.S. The increasing prevalence of NASH is attributed to the growing obesity epidemic and the disease is often diagnosed in patients who have diabetes, high cholesterol or high triglycerides. There is currently no approved treatment for NASH.

Conference Call Information

The company will host a conference call today to review the one year results of the CENTAUR Study beginning at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time. Analysts and investors can participate in the conference call by dialing +1 (855) 638-8858 for domestic callers and +1 (707) 294-1299 for international callers, using the conference ID# 55407004. The webcast can be accessed live on the Investor Relations page of Tobira’s website, http://ir.tobiratx.com and will be available for replay for 30 days following the call.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies for non-alcoholic steatohepatitis (NASH) and other liver diseases. The company's lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 in late-stage development for the treatment of NASH, a serious liver disease that can progress to cirrhosis, liver cancer and liver failure. CVC is also being investigated to address primary sclerosing cholangitis (PSC), a disease which causes inflammation and scarring of the bile ducts, eventually leading to serious liver damage. Tobira’s pipeline also includes evogliptin, a selective DPP-4 inhibitor, which it plans to develop for NASH in combination with CVC. Learn more about Tobira at www.tobiratx.com.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

©2016 Tobira Therapeutics, Inc. All Rights Reserved.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements about our expectations for a Phase 3 trial and our plans for a

Phase 1 trial for CVC with EVO. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company's clinical development of cenicriviroc (CVC) and evogliptin (EVO); the potential timing and outcomes of clinical studies of Tobira’s product candidates undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company's limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:

Ian Clements, Ph.D.

+1 (650) 351-5013

ir@tobiratx.com

BrewLife Media Contact:

Kelly Boothe, Ph.D.

+1 (415) 946-1076

kboothe@brewlife.com